White Mountain Arranges Corporate Update Investor Conference Call

SANTIAGO, Chile, October 6, 2015 - White Mountain Titanium Corporation ("White Mountain" or the "Company") (OTCQB: WMTM) is pleased to announce that the Company is arranging to provide a corporate update through an Investor Conference Call scheduled for Thursday, October 15, 2015, at 4:30 PM Eastern Daylight Time.

Dial-in details for the Investor Conference Call are provided below.

Dial-In Number:	1-302-202-1098 for all countries except the UK

001-302-202-1098 for UK callers

Participant Access Code:	528512

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 41 registered mining exploitation concessions and 34 mining exploration concessions in the process of being constituted, over approximately 17,041 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. In May 2015, the Company received full environmental approval for its Cerro Blanco project. The Company's principal objectives are to develop its desalination plant and to advance the Cerro Blanco project towards a bankable engineering study and secure funding or other arrangements to place the project into production, if ultimately warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the Company’s periodic and other reports filed with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Contact:

White Mountain Titanium Corporation

Howard Crosby , Senior V-P Investor	Wei Lu, Director
Relations

(509) 526 - 3491	(617) 671 – 0673

SOURCE White Mountain Titanium Corporation